UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2013

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On April 8, 2013, Limoneira Company (the “Company”) and HM East Ridge, LLC (“HM” and, together with the Company, the “Sellers”), entered into a Purchase and Sale Agreement (the “Agreement”) with IPDC Construction, Inc. or its assignee (the “Buyer”) to sell its East Ridge parcel of property located in Santa Barbara County, California, for a total sale price of $6,000,000 (the “Purchase Price”). There are no material relationships among the Buyer, the Sellers or any of the Sellers’ affiliates, other than in respect of the Agreement. The real property is located in the City of Santa Maria, County of Santa Barbara, California and includes approximately 40 acres of land (the “Property”).

Until May 8, 2013 (the “Feasibility Period”), the Buyer is entitled to terminate the agreement for any reason while it conducts due diligence related to the Property. Once the Feasibility Period has expired, the obligation to purchase and sell the Property on the terms and conditions provided in the Agreement will become final and binding upon the Sellers and the Buyer, with an anticipated closing date forty-five (45) days following the expiration of the Feasibility Period.

Pursuant to the Agreement, the Buyer deposited a cash escrow of $100,000 with Lawyers Title, Oxnard, CA, the escrow holder (the “Deposit”). The Deposit is refundable to the Buyer until the earlier of the expiration of the Feasibility Period or the termination of the Agreement by the Buyer. Once the Feasibility Period has expired, unless the Buyer has elected to terminate the Agreement, the Deposit shall be delivered to the Sellers and shall be non-refundable.

Section 2	Financial Information
Item 2.06	Material Impairments

In connection with the disposition of the Property described in Item 1.01 above, the Company expects to record a non-cash impairment charge of approximately $1.8 million. Such impairment charge is expected to be recorded in the second quarter of fiscal year 2013.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Purchase and Sale Agreement and Escrow Instructions, dated as of April 8, 2013 and by and among the Company, HM and IPDC Construction, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2013	LIMONEIRA COMPANY

	By:	/s/ Joe Rumley
Joe Rumley
Chief Financial Officer